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                                                                     EXHIBIT 5.1


               [LETTERHEAD OF MORRIS, NICHOLS, ARSHT & TUNNELL]

                                 June 24, 1997



Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, DC  20016

Ladies and Gentlemen:

          You have requested our opinion concerning certain matters of Delaware law in connection with the issuance and sale by Life Financial Corp., a Delaware corporation (the "Company"), of up to 2,900,000 shares of its common stock, par value $.01 per share ("Common Stock"), (3,335,000 shares in the event that the
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underwriters' over-allotment option is exercised) in an initial public offering
(the "Public Offering").
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          In connection with your request for our opinion, you have provided to us, and we have reviewed, the Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), its by-laws, the Company's Registration
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Statement on Form S-1 filed with the Securities and Exchange Commission in connection with the Public Offering (the "Registration Statement"), including
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the prospectus constituting a part thereof (the "Prospectus"), a consent of the
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sole incorporator of the Company, resolutions of the
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Muldoon, Murphy & Faucette
June 24, 1997
Page 2


Board of Directors of the Company (the "Board") concerning, inter alia, the
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organization of the Company, the Public Offering, the issuance of shares of
Common Stock in the Public Offering and the designation of a Pricing Committee of the Board (the "Pricing Committee"), and the form of stock certificate
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approved by the Board to represent shares of Common Stock.  We have also obtained a certificate of the Delaware Secretary of State as to the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meanings given them in the Certificate of Incorporation.

          We call your attention to the fact that the opinions expressed herein are limited in all respects to matters of Delaware corporate law. We express no opinion concerning the requirements of any other law, rule or regulation, state or federal, applicable to the Company or the Public Offering, including, without limitation, those applicable to federally chartered savings banks or their holding companies.

          Based upon and subject to the foregoing, it is our opinion that:

          1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware, with the corporate power and authority to own its property and conduct its business as now conducted as described in the Prospectus.
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Muldoon, Murphy & Faucette
June 24, 1997
Page 3


          2. Upon the due adoption by the Pricing Committee or the Board of a resolution fixing the number of shares of Common Stock to be sold in the Public Offering, the Common Stock to be issued in the Public Offering will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee or the Board, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable, with no personal liability for the payment of the Company's debts arising solely by virtue of the ownership thereof; such issuance and sale will not be in violation of or subject to any preemptive rights provided for by Delaware law or by the Certificate of Incorporation.

          The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:
          (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that provision obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Section C.7 of Article EIGHTH empowering the Board to determine the Fair Market
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Muldoon, Murphy & Faucette
June 24, 1997
Page 4


Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon the authority of the directors of the Company under such provisions.
          (b) Article NINTH of the Certificate of Incorporation, which purports to permit the Board to consider the effect of any offer to acquire the Company on constituencies other than stock holders in evaluating any such offer.

                                         Very truly yours,

                                         /s/ MORRIS, NICHOLS, ARSHT & TUNNELL
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